As filed with the Securities and Exchange Commission on November 26, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

Stonegate Mortgage Corporation

(Exact name of registrant as specified in its charter)

Ohio	34-1194858
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

9190 Priority Way West Drive, Suite 300, Indianapolis, Indiana 46240 (317) 663-5100

(Address of Principal Executive Offices)

Stonegate Mortgage Corporation 2013 Omnibus Incentive Compensation Plan

(Full Title of Plan)

Barbara A. Cutillo, CPA

Chief Administrative Officer

Stonegate Mortgage Corporation

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(317) 663-5100

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Curt W. Hidde, Esquire

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, Indiana 46204

(317) 236-1313

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	419,250 shares	$16.20	$6,791,850.00	$874.79

(1)	Any additional shares of Common Stock of Stonegate Mortgage Corporation to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).
(2)	Calculated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of the Common Stock of Stonegate Mortgage Corporation as reported on the New York Stock Exchange on November 21, 2013, which date is within five (5) business days prior to the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Stonegate Mortgage Corporation 2013 Omnibus Incentive Compensation Plan (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents By Reference

The following documents that Stonegate Mortgage Corporation (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

•	The Company’s prospectus filed with the Commission on October 10, 2013, pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File. No. 333-191047), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

•	The Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2013 pursuant to the Exchange Act for the Company’s fiscal quarter ended September 30, 2013;

•	The Company’s Current Reports on Form 8-K filed by the Company with the Commission on November 14, 2013, November 19, 2013, and November 19, 2013; and

•	The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36116) filed with the Commission on October 8, 2013 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Ohio law and the Company’s current Articles of Incorporation, a director of an Ohio corporation generally is not liable for monetary damages unless it is proved by clear and convincing evidence that the director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Under the Ohio General Corporation Law, generally, a corporation may indemnify any current or former director, officer, employee, or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending, or completed litigation related to the person’s position with the corporation or related to the person’s service (as a director, trustee, officer, employee, member, manager, or agent) to another corporation at the request of the indemnifying corporation, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. If the litigation involved a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires indemnification for reasonable expenses incurred if the person was successful in the defense of the litigation. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the litigation if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. Our Articles require indemnification of current and former directors and officers, and of officers and directors serving as directors, officers, or trustees of other corporations, partnerships, joint ventures, trusts, or other enterprises at our request, to the fullest extent permitted by law. In addition, Ohio law and our Articles permit us to purchase insurance coverage for such liability, and we have done so.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Third Amended and Restated Articles of Incorporation of Stonegate Mortgage Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on September 6, 2013 (File No. 333-191047)

4.2	Third Amended and Restated Code of Regulations of Stonegate Mortgage Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on September 6, 2013 (File No. 333-191047)

4.3*	Form of Restricted Stock Unit Award Agreement

4.4*	Form of Option Agreement

5.1*	Opinion of Barnes & Thornburg LLP

10.1	Stonegate Mortgage Corporation 2013 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Registration Statement on Form S-1 filed on September 30, 2013(File No. 333-191047))

23.1*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

23.2*	Consent of Richey, May & Co. LLP

23.3*	Consent of KPMG LLP

*	Filed herewith.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, Indiana, on November 26, 2013.

Stonegate Mortgage Corporation

By:	/s/ James J. Cutillo
James J. Cutillo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James J. Cutillo James J. Cutillo	Chief Executive Officer and Director (principal executive officer)	November 26, 2013

/s/ John F. Macke John F. Macke	Chief Financial Officer (principal financial officer and principal accounting officer)	November 26, 2013

/s/ Kevin B. Bhatt Kevin B. Bhatt	Director	November 26, 2013

/s/ James G. Brown James G. Brown	Director	November 26, 2013

/s/ Rich A. Mirro Rich A. Mirro	Director	November 26, 2013

/s/ Scott Mumphrey Scott Mumphrey	Director	November 26, 2013

/s/ Richard A. Kraemer Richard A. Kraemer	Director	November 26, 2013

/s/ Sam Levinson Sam Levinson	Director	November 26, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Amended and Restated Articles of Incorporation of Stonegate Mortgage Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on September 6, 2013 (File No. 333-191047)

4.2	Third Amended and Restated Code of Regulations of Stonegate Mortgage Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on September 6, 2013 (File No. 333-191047)

4.3*	Form of Restricted Stock Unit Award Agreement

4.4*	Form of Option Agreement

5.1*	Opinion of Barnes & Thornburg LLP

10.1	Stonegate Mortgage Corporation 2013 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Registration Statement on Form S-1 filed on September 30, 2013(File No. 333-191047))

23.1*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

23.2*	Consent of Richey, May & Co. LLP

23.3*	Consent of KPMG LLP

*	Filed herewith.

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